                                                                    Exhibit 12.1

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                                                          Eight Months
                                                          Years Ended                        Ended
                                        ---------------------------------------------     ------------
                                                    April 30,              December 31,   December 31,
                                        ----------------------------------    -------     ------------
                                         1995     1996     1997     1998       1999           1998
                                        -------  -------  -------  -------    -------     ------------
Earnings:

Income before extraordinary item and
  contribution to Equity Compensation
  Plan                                  $ 8,064  $ 9,079  $10,685  $ 9,727    $ 3,836        $(2,757)

Interest expense including amortization
   of debt issuance costs                 4,345    6,630    7,816   13,387     22,786         11,754

Interest portion of Rental Expense          428      438      467      436        596            302
                                        -------  -------  -------  -------    -------        -------
Total Earnings                          $12,837  $16,147  $18,968  $23,550    $27,218        $ 9,299
                                        =======  =======  =======  =======    =======        =======

Fixed Costs:

Interest expenses including
  amortization of debt issuance costs   $ 4,345  $ 6,630  $ 7,816  $13,387    $22,786        $11,754

Interest portion of Rental Expense          428      438      467      436        596            302
                                        -------  -------  -------  -------    -------        -------
Total Fixed Charges                     $ 4,773  $ 7,068  $ 8,283  $13,823    $23,382         12,056
                                        =======  =======  =======  =======    =======        =======
Ratio of Earnings to Fixed Charges         2.69x    2.28x    2.29x    1.70x      1.16x          0.77x
                                        =======  =======  =======  =======    =======        =======
